                                                                   EXHIBIT 10 4E


                              AMENDED AND RESTATED

                       TRANSITIONAL COMPENSATION AGREEMENT


         AGREEMENT by and between Amcore Financial, Inc., a Nevada corporation (the "Company"), and ___________ (the "Executive"), dated as of the 18th day of December, 2001. This Agreement amends, restates and supersedes any and all prior agreements between the Company and the Executive relating to the subject matter of this Agreement, including (but not by way of limitation) the Transitional Compensation Agreement dated (previous agreement date).

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefit arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other similar corporations. The Board believes that, in connection




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with such compensation and benefit arrangements, it is appropriate to provide for a "Gross-Up Payment" to the Executive to cover certain special taxes which might result from his receipt of other compensation and benefits.

         Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

         As a condition to the effectiveness of this Agreement, the Executive has executed the Confidentiality and Non-Competition Agreement attached hereto as Exhibit B.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Certain Definitions.

                  (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in paragraph (b), below) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or anticipation of the Change of Control and was not (A) for conduct by the Executive of the type described in Section 4(b), below, (B) for



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significant deficiencies in the Executive's performance of his duties to the
Company (including, but not by way of limitation, significant failure to cooperate in implementing a decision of the Board), or (C) for some other specific substantial business reason unrelated to the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

                  (b) The "Change of Control Period" shall mean the period which commenced on DECEMBER 18, 2001 and ending on the third anniversary of such date; provided, however, that on DECEMBER 18, 2002, and on each annual anniversary of such date (such date and each annual anniversary thereof being hereinafter referred to as a "Renewal Date"), this Agreement and the Change of Control Period shall be automatically extended so as to terminate three (3) years from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended, in which case this Agreement shall terminate upon the expiration of the Change of Control Period or, if an Effective Period (as defined in Section 3) is then in effect, upon the expiration of the Effective Period.

         2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean the occurrence, after the date hereof, of any of the following events:

                  (a) The acquisition, other than from the Company, by any




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individual, entity or group (within the meaning of Section 13(d)(3) or l4(d)(2)
of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Company securities immediately after which such person is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or


                  (b) Individuals who, as of the date hereof, constitute the Board




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

(the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation l4A promulgated under the Exchange Act); or

                  (c) There occurs (i) a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent corporation of any corporation resulting from such reorganization, merger or consolidation, or (ii) shareholder approval of a complete


                                       5

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liquidation or dissolution of the Company, or (iii) the sale or other disposition of all or substantially all of the assets of the Company.

         3. Effective Period; Partial Payment of Performance Shares Upon Change of Control.

                  (a) Effective Period. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Effective Period").

                  (b) Partial Payment of Performance Shares Upon Change of Control. Executive will become entitled to the payments specified in this
Section 3(b) upon the occurrence of a Change of Control, if the Change of Control relates to transactions which will result in the Company's common stock ceasing to be publicly traded on a national securities exchange or the Nasdaq national market, or if the Company or another party to the transactions has announced plans that, if completed, will have such result (and such plans have not be renounced at the time of the Change in Control), if Executive remains employed by the Company at the time of the Change of Control. In such case, at the time of the Change of Control, Executive shall be paid in shares, in partial settlement of any then outstanding award opportunity under the Supplemental Incentive Plan (the "SIP"), an amount based on the actual performance achieved to the nearest practicable date to the date of the Change in Control, after adjusting the performance target appropriately for the proportion of the performance period completed as of the date of the Change of




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

Control (in the manner provided under Section 5(a)(ii)(B)), pro rated based on the portion of the total performance period completed as of the date of the Change of Control (and without regard to any requirement as to passage of time or continued employment relating to the award). The Company and any successor will continue the SIP in a manner that preserves Executive's opportunity to earn additional amounts in excess of the amounts paid under this Section 3(b) based on performance or, if such continuation is impractical under the circumstances, the Company and any successor will make available a new long- or intermediate-term plan or program that provides a substantially equivalent opportunity to earn such additional amounts that were potentially earnable under the SIP, based on reasonably achievable performance goals (i.e., of comparable challenge to the applicable goals under the SIP).

         4. Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Effective Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Effective Period (pursuant to the definition of Disability as set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability





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Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                  (b) Cause.

                  (i) The Company may terminate the Executive's employment during the Effective Period for Cause and may suspend the Executive from his duties with full pay and benefits if the Executive is indicted for a felony involving moral turpitude; provided, however, that the Executive will repay all amounts paid by the Company from the date of such suspension if the Executive is convicted of such felony. For purposes of this Agreement, "Cause" shall mean (A) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(d) hereof) after a written demand for substantial performance




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

is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (A) and (B) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists, and the Board adopts a finding to that effect.

                  (ii) A Notice of Termination for Cause must include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (A) or (B) of the definition of Cause herein, and specifying the particulars thereof in detail.

                  (c) Good Reason. The Executive's employment may be




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

terminated during the Effective Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) The assignment to the Executive of any duties
inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, including, without limitation, if the Executive was, immediately prior to the Effective Date, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive;

                           (ii) Any reduction by the Company in Executive's
compensation or benefits as in effect immediately prior to the Effective Date, other than an isolated, insubstantial and inadvertent reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           (iii) The Company's requiring the Executive to be
based at any office or location more than twenty (20) miles from that in effect immediately prior to the Effective Date;




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

                           (iv) Any purported termination by the Company of the
Executive's employment otherwise than as expressly permitted by this Agreement;
or

                           (v) Any failure by the Company to comply with and
satisfy Section 10(c) of this Agreement, provided that such successor has received at least ten (10) days' prior written notice from the Company or the Executive of the requirements of Section 10(c) of this Agreement. For purposes of this Section 4(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii), if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereun-




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

der or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i), if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii), if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii), if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         5. Obligations of the Company upon Termination.

                  (a) By Company Other Than for Cause or Disability or By Executive for Good Reason. If, during the Effective Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or the Executive shall terminate employment for Good Reason:

                           (i) The Company shall pay to the Executive in a lump
sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                                    (A) The sum of (1) the Executive's then
current annual base salary through the Date of Termination to the extent not theretofore




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

paid; (2) the product of (x) Executive's Recent Average Bonus (as defined below) and (y) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is three hundred and sixty-five (365); (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon and as adjusted to reflect any other appreciation or depreciation in value); and (4) any accrued vacation pay; in each case to the extent not theretofore paid (the sum of the amounts described in parts (1), (2), (3) and (4), above, being hereinafter referred to as the "Accrued Obligations"). For purposes of this Agreement, Executive's Recent Average Bonus shall be the average annualized (for any fiscal year consisting of less than twelve (12) full months or with respect to which the Executive has been employed by the Company for less than twelve (12) full months) bonus paid or payable, before taking into account any deferral, to the Executive by the Company and its affiliated companies in respect of the three (3) fiscal years immediately preceding the fiscal year in which the termination of Executive's employment occurs (if Executive was not employed by the Company in a given fiscal year, that year will be excluded from the calculation of Recent Average Bonus); and

                                    (B) The amount (such amount being
hereinafter referred to as the "Severance Amount") equal to the product of multiplying (l) the sum of (i) the Executive's then current monthly base salary (without, in the event of a termination of the Executive's employment pursuant to Section 4(c)(ii) hereof, giving effect to any reduction in the Executive's base salary) and (ii) the Executive's Recent Average Bonus divided by 12 and (2) the number of months determined in accordance with Exhibit A attached to this Agreement, which Exhibit A sets forth a specific number of months or describes a method of determining a specific number of months on the basis of the Executive's then current (a) completed years of service with the Company and its affiliates, (b) annual base salary and (c) age; provided, however, that such amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code")) of any other amount of severance relating to salary or bonus continuation to be received by the Executive, upon such termination of employment, under any other severance plan, policy or arrangement of the Company. One-third of the Severance Amount (the "Non-Compete Payment") shall be deemed to be allocable to the performance of the covenants applicable to Executive pursuant to the Confidentiality and Non-Competition Agreement attached hereto as Exhibit B;

                           (ii) (A) At the Date of Termination, stock options,
restricted stock, and other awards relating to stock under equity incentive plans or programs of the Company and its affiliates which would have become vested (non-forfeitable) if Executive's employment had continued for thirty-six
(36) months thereafter, excluding awards that require performance goals to be achieved in addition to passage of time and continued employment, will be immediately vested and exercisable, and any such stock options and other outstanding stock options




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

already vested at or before the Date of Termination shall remain outstanding and exercisable for a period that is the greater of one year after the Date of Termination (but in no event after the stated expiration date of such option) or such longer period as may be provided under the applicable plan or program, and any such awards subject to settlement at a date later than the vesting date shall be immediately settled; and

         (B) At the Date of Termination, any then outstanding award opportunity under the SIP will be terminated and settled by payment to Executive of an award determined as follows: The Compensation Committee of the Company's Board of Directors will determine the level of performance achieved (core net interest margin compared to actual peer median net interest margin during the same period) through the nearest practicable date to the Date of Termination, and compare it to the "Adjusted NIM Target." The Adjusted NIM Target will be calculated by subtracting the value of the Company's core net interest margin compared to actual peer median at the beginning of the performance period ("Baseline NIM") from the target core net interest margin under the SIP, then multiplying this figure by a fraction the numerator of which is the number of days in the performance period through the Date of Termination and the denominator of which is the number of days in the entire performance period (that fraction being the "Proration Fraction"), and then adding that figure to the Baseline NIM. The Compensation Committee will then make any other adjustments required or permitted under the SIP, and will determine



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the corresponding number of shares that would have been earned over the entire performance period based on such level of performance. Executive's final award will then be this number of shares multiplied by the Proration Fraction, then adjusted downward (but not below zero) by the amount (if any) paid under Section 3(b) in respect of the SIP at the time of the Change in Control. This final award will be paid immediately in cash. If the SIP would not permit the payment to Executive of an award as specified in this subparagraph (ii)(B), the Company shall arrange to make a payment to the Executive substantially equivalent in value to the award that otherwise would have been provided under this subparagraph (ii)(B).

                           (iii) For thirty-six (36) months after the Date of
Termination, or for such longer period as any other plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them, if the Executive's employment had not been terminated, in accordance with
(A) the welfare benefit plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the ninety (90)-day period immediately preceding the Effective Date or (B) if more favorable to the Executive, those in effect generally from time to time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such continuation of such benefits for the applicable period herein set forth being hereinafter referred to as "Welfare




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Benefit Continuation"); provided that if such continued coverage is not permitted by the applicable plans or by applicable law, the Company shall provide the Executive and/or Executive's family with comparable benefits of equal value; and provided further that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed during the thirty-six (36) month period immediately following the Date of Termination and to have retired on the last day of such period; and

                           (iv) For thirty-six (36) months following the Date of
Termination (such period, the "Other Benefits Continuation Period"), the Company shall continue to provide the Executive and his family with the benefits and perquisites (such benefits and perquisites being hereinafter referred to as the "Other Benefits") (or, in the event that the provision of such benefits and perquisites is not possible, the cash value of such benefits and perquisites), at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the terms generally applicable with respect to the provision of such benefits and perquisites during the ninety (90) day period



                                       17
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immediately preceding the Effective Date, or, if more favorable to the
Executive, in effect generally from time to time thereafter during such Other Benefits Continuation Period with respect to other peer executives of the Company and its affiliated companies and their families. The Other Benefits shall include (but shall not be limited to) the following: employer contributions to the AMCORE Financial Security Plan, AMCORE Top Hat Plan, AMCORE Cash Profit Plan or any other defined contribution retirement plan, club membership fees, financial planning allowance and car allowance. Such benefits shall be paid or made available to the Executive in the manner and at such time or times as they would otherwise have been paid or made available absent the occurrence of an event which triggers the application of this Section 5(a)(iv).

                  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Effective Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of the Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination) and (ii) the timely payment or provision of the Welfare Benefit Continuation and Other Benefits.

                  (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Effective Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of




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the Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination) and (ii) the timely payment or provision of the Welfare Benefit Continuation and Other Benefits during the twelve (12) month period immediately following the Date of Termination.

                  (d) Cause; Other than for Good Reason. If, during the Effective Period, the Executive's employment shall be terminated by the Company for Cause or the Executive terminates employment not for Good Reason:

                           (i) The Company may elect to have the Confidentiality
and Non-Competition Agreement attached hereto as Exhibit B become effective and remain in effect in accordance with the terms of that Agreement, by giving notice of such election to the Executive, not later than five (5) business days after the effectiveness of the Executive's termination of employment. If the Company makes such election, the Company will be obligated to pay to the Executive, in equal installments payable on the dates salary would have been paid had the Executive's employment not terminated, during the one-year period following such termination, an amount equal to one-third of the Severance Amount (the "Non-Compete Payment") determined in accordance with Section 4(a)(i)(B) hereof. The Non-Compete Payment shall represent payment for the performance of the covenants applicable to Executive pursuant to the Confidentiality and Non-Competition Agreement.

                           (ii) If the Executive's employment was terminated by
the




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

Company for Cause, the Company shall pay the Executive's then current annual base salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon and as adjusted to reflect any other appreciation or depreciation in value and any accrued vacation pay; in each case to the extent theretofore unpaid.

                           (iii) If the Executive terminates his employment
other than for Good Reason, the Company shall pay to the Executive the Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

                           (iv) Upon payment by the Company of the applicable
amounts under this Section 5(d), the Agreement shall terminate without further obligations to the Executive.

         6. Certain Additional Payments by the Company. The Company agrees that:

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or if any interest or penalties are incurred by the Executive with respect to such



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

excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and, after taking into account the phase out of the itemized deductions and personal exemptions attributable to the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of paragraph (c), below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat, Marwick (or another accounting firm designated by the Company) (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm




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

to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c), below, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty
(30)-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) Give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii) Take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) Cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv) Permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a

Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c), above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of said paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to said paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

         7. Non-exclusivity of Rights. Except as explicitly provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the

Executive may have under applicable law or under any other contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any other plan, policy, practice or program of; or any other contract or agreement with, the Company or any of its affiliated companies at, or subsequent to, the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement

         8. Full Settlement; Resolution of Disputes.

                   (a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others (except as specifically provided with respect to the Non-Compete Payment). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(iii) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly upon receipt of proper invoices, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest initiated by the Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that in the event that it is finally judicially determined that the Executive was terminated for Cause, then the Executive shall be obligated to repay to the Company the full amount of all such legal fees and expenses paid for the Executive by the Company in connection with that contest, plus interest at the rate described above.

                  (b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5(a) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive and/or the other recipient(s), as the case may be, to repay all such amounts to which the Executive or other recipient, as the case may be, is ultimately adjudged by such court not to be entitled.

          9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. However, in no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         10. Successors.

                  (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, no obligations or rights hereunder shall be assignable by the Executive otherwise than by will or the laws of descent or distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

         11. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of choice of law. The captions of this Agreement are for convenience only and are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery or commercial messenger delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:

                           (Named Executive, address)

                           If to the Company:

                           Amcore Financial, Inc.
                           501 Seventh Street
                           P.O. Box 1537
                           Rockford, Illinois  61110-0037
                           Attention:  James S. Waddell

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or the failure to assert any right that the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to
Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  (f) The Executive and the Company acknowledge that this Agreement is not a contract of employment and that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is, and shall remain during the Effective Period, "at will" and may, subject to Section 5, above, be terminated by either the Executive or the Company at any time. Moreover, subject to Section 1, above, if prior to the Effective Date (i) the Executive's employment with the Company and all affiliates terminates or (ii) the Executive ceases to be an officer of the Company and of all affiliates, then the Executive shall have no further rights under this Agreement.

                  (g) This Agreement embodies the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings between the Company and Executive relating to the subject matter hereof, including (but not by way of limitation) the Transitional Compensation Agreement dated (previous agreement date).

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the

Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                         AMCORE FINANCIAL, INC.

                                         By:  _______________________________
                                                  James S. Waddell

                                         Its:     Executive Vice President &
                                                  Chief Administrative Officer


                                         By: ________________________________
                                                  (Named Executive)

                                    Exhibit A

                  The number of months to be used under this Agreement shall be thirty-six (36) months notwithstanding Executive's years of service, age and annual base pay.

                                    EXHIBIT B
                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

              CONFIDENTIALITY AND NON-COMPETITION AGREEMENT, dated as of DECEMBER 18, 2001, by and between Amcore Financial, Inc. (the "Company") and _____________________(Named Executive).

              Section 1. Non-Competition; Non-Solicitation.

                  (a) During the period beginning on the "Effective Date," as that term is defined in the Transitional Compensation Agreement of even date herewith, and continuing while Executive is serving as an executive officer of the Company and for one year following the termination of Executive's employment with the Company, any successor thereto, and its or their subsidiaries (the "Noncompetition Period"), if such termination of employment occurs within one year after the Effective Date and Executive becomes entitled to receive the "Non-Compete Payment" as defined in Section 5 of the Transitional Compensation Agreement, Executive will not, within fifty (50) miles of the Company's headquarters in Rockford, Illinois or within twenty-five (25) miles of any office or branch location in which the Company was conducting business as of the Effective Date, engage in "Competition" with the Company. For purposes of this Confidentiality and Non-Competition Agreement, Competition by Executive shall mean Executive's:

                           (i) engaging in, including without limitation consulting or start-up activities for Executive's own account or any third party, the business of commercial banking (including trust and asset management and mortgage banking); or

                           (ii) becoming interested in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or render any services to, or being a director, officer, employee, principal, agent, stockholder, manager, member, owner or partner of, employer of, or permitting his name to be used in connection with the activities of any other business or organization (a "Competing Business") which engages in, or is preparing to engage in, the business of commercial banking (including trust and asset management and mortgage banking); provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 2(a) for Executive to become the registered or beneficial owner of up to two(2%) percent of any class of the capital stock of a Competing Business registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not otherwise participate in the business of such corporation.

                  (b) during the Noncompetition Period, Executive will not in any manner, directly or indirectly:

                           (i) solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person who is, or has at any time within three years prior to the date of such action been, a customer, supplier, licensee or business relation of the Company for any purpose which is competitive with the Company's business;

                           (ii) intentionally disturb or attempt to disturb in any adverse respect any business relationship between any person and the Company;

                           (iii) solicit from any customer of the Company, or from any known potential customer of the Company, business which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, in any case, during the two-year period immediately preceding the termination for any reason whatsoever of his service with the Company;

                           (iv) seek or attempt to persuade, induce or encourage any director, officer, employee, consultant, advisor or other agent of the Company to discontinue his or her status or employment therewith or to become employed or otherwise engaged in a Competing Business; and

                           (v) solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person at any time within 12 months following the date of cessation of employment of such person or the termination of such person's other status, as the case may be, with the Company.

         Section 2. Confidentiality; Intellectual Property; Disclosure.

                  (a) Except as otherwise provided in this Confidentiality and Non-Competition Agreement, at all times hereafter, Executive shall keep secret and retain in strictest confidence, any and all Confidential Information (as hereinafter defined) relating to the Company, and shall use such Confidential Information only in furtherance of the performance by him of his duties as an executive officer of the Company and not for personal benefit or the benefit of any interest adverse to the interests of the Company. For purposes of this Confidentiality and Non-Competition Agreement, "Confidential Information" shall mean any confidential or proprietary information including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, printed, electronic or magnetic, that can be communicated by whatever means available at such time, that relates to the Company's current business or future business contemplated during the period Executive serves as an executive officer of the Company, products, services and/or developments, or information received from others that the Company is obligated to treat as confidential or proprietary, and Executive shall not disclose such Confidential Information to any person other than the Company, except as may be required by law or court or administrative order (in which event Executive shall so notify the Company as promptly as practicable). Upon the termination of Executive's position as an executive officer of the Company for any reason, Executive shall promptly return to the Company or destroy all copies, reproductions and summaries of Confidential Information in his possession or control and erase the same from all media in his possession or control, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company, or in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party.

                  (b) All Intellectual Property (as hereinafter defined) created, developed, co-developed, obtained or conceived of by Executive during the period Executive is serves as an executive officer of the Company, and all business opportunities presented to Executive during the period Executive serves as an executive officer of the Company, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Executive shall (i) promptly disclose any such Intellectual Property or business opportunity to the Company, and (ii) promptly execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property or business opportunity (the "Intellectual Property Documents"). If the Company is unable because of Executive's mental or physical incapacity or for any other reason to secure Executive's signature for any Intellectual Property Document, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any Intellectual Property Document and to do all other lawfully permitted acts to evidence or perfect the Company's ownership and rights of and to any Intellectual Property or business opportunity with the same legal force and effect as if executed by Executive. For purposes of this Confidentiality and Non-Competition Agreement, the term "Intellectual Property" means any and all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor, including docketed patent disclosures awaiting filing, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), inventions disclosures and improvements, all trade secrets, confidential business information (including ideas, research and development, know-how, compositions, designs, specifications, pricing and cost information and business and market plans and proposals), proprietary information, manufacturing, engineering and technical drawings and specifications, processes, designs and technology; (iii) all works of authorship, "moral rights," copyrights (including derivative works thereof), mask works, copyright and mask work registrations and applications therefor;
(iv) all trade names, trade dress, logos, product names, collective marks, collective membership marks, trademarks certification marks and service marks, trademark and service mark registrations and applications together with the goodwill of the business symbolized by the names and the marks; (v) all data and related documents, object code, databases, passwords, encryption technology, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vi) any similar, corresponding or equivalent rights to any of the foregoing; (vii) all documentation related to any of the foregoing; and (viii) all goodwill associated with any of the foregoing.]

         Section 3. Non-Disparagement.

                  Executive shall not, at any time from and after the Effective Date, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its successors, subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, and the Company, its successors, subsidiaries and affiliates and their respective officers, employees, and agents shall not make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this

Agreement shall preclude Executive or any other person from making truthful statements that are required by applicable law, regulation or legal process.

         Section 4. Cooperation With Regard to Litigation.

                  Executive agrees to cooperate with the Company, at any time from and after the Effective Date (including following Executive's termination of employment), by making himself available to testify on behalf of the Company or any successor, subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any successor, subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive's responsibilities and obligations to third parties. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance hereunder.

         Section 5. Covenants Reasonable.

                  Executive hereby acknowledges that the business of the Company is highly competitive. Executive further acknowledges that this Confidentiality and Non-Competition Agreement is being entered into in connection with the Transitional Compensation Agreement, that his service to the Company will be of a special and unique character, and that he will continue to be identified personally with the Company. Executive also acknowledges that service as an executive officer of the Company will require that he have access to some of the Company's most highly confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in Sections 1 and 2 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into the Transitional Compensation Agreement and this Confidentiality and Non-Competition Agreement without receiving the additional consideration offered by Executive in binding himself to any of these restrictions.

         Section 6. Governing Law; Consent to Jurisdiction; Injunctive Relief.

                  This Confidentiality and Non-Competition Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of

Illinois, without regard to its conflict of laws provisions. In the event of a breach or threatened breach by Executive of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

         Section 7. Notices.

                  Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party's address set forth below such party's name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

         Section 8. Amendment.

                  This Confidentiality and Non-Competition Agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.

         Section 9. Binding Effect.

                  This Confidentiality and Non-Competition Agreement is not assignable by Executive. This Confidentiality and Non-Competition Agreement shall be binding upon and inure to the benefit of the Company and any successor organizations which shall succeed to the Company by merger or consolidation or operation of law or otherwise, or by acquisition of all or substantially all of the assets of the Company.

         Section 10. Severability.

                  Executive acknowledges and agrees that the restrictive covenants and agreements contained herein (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and in all other respects, and do not impose limitations greater than that are necessary to protect the goodwill, the confidential information and any other business interests of the Company, or any of its successors or assigns. If, however, any court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions thereof. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         Section 11. Execution in Counterparts.

                  This Confidentiality and Non-Competition Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

         Section 12. Entire Agreement.

                  This Confidentiality and Non-Competition Agreement (together with applicable provisions of the Transitional Compensation Agreement) sets forth the entire agreement, and supersedes all prior agreements and any other agreement between the parties and understandings, both written and oral, between the parties with respect to the subject matter hereof as applicable to any period after the Effective Date (except for other agreements relating to confidentiality, proprietary information and intellectual property as may be entered into by Executive and the Company or any subsidiary or affiliate).

         Section 13. Titles and Headings.

                  Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Confidentiality and Non-Competition Agreement.

         Section 14. Conflicts of Interest; Representations and Warranties.

                  Executive specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Confidentiality and Non-Competition Agreement, that he has no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Confidentiality and Non-Competition Agreement or which could interfere with Executive's performance under this Confidentiality and Non-Competition Agreement, that he is not in possession of any document or other tangible property of any other person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Confidentiality and Non-Competition Agreement and Executive's performance of his obligations to the Company will not breach any agreement by which Executive is bound not to disclose any proprietary information, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities pursuant to this Confidentiality and Non-Competition Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Confidentiality and Non-Competition Agreement.

                                                 ___________________________
                                         Name:       (Named Executive)
                                         Address:

                                         AMCORE FINANCIAL, INC.



                                         By:_________________________________
                                         Name:    James S. Waddell
                                         Title:   Executive Vice President &
                                                  Chief Administrative Officer

                                         Address:  Amcore Financial, Inc.
                                                   501 Seventh Street
                                                   Rockford, Illinois 61104